Exhibit 10.26
EMPLOYEE SEVERANCE AGREEMENT
     THIS EMPLOYEE SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of this 8th day of August, 2005 (“Effective Date”), between Roadhouse Grill, Inc., a Florida corporation (hereinafter referred to as the “Company”), and David Foulke (hereinafter referred to as the “Employee”)
     The Employee is Vice President, Purchasing/MIS of the Company, and the Company desires to provide the Employee with an incentive to remain at the Company if concerns arise over a possible change in control.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Employee agree as follows:
1.	Effect of Termination; Participation in Compensation Plan.
A.	If the Employee is terminated without Cause (as defined in Section 2(B) below), or voluntarily terminates his employment for Good Reason (as defined in section 2(C) below), within twelve (12) months after a Change in Control (as defined in section 2(A) below), then: (a) the Company shall be required to continue paying to the Employee, for a period of twelve (12) months, his current salary ($113,359 per annum), payable from the date of termination, when and as the same would have been due and payable to such Employee but for such termination, (b) all health benefits in which Employee was entitled to participate at any time during the twelve (12) month period prior to the date of termination shall continue to be provided to Employee until the earliest to occur of twelve (12) months after the date of termination, the Employee’s death, or the date on which the Employee becomes covered by a comparable health benefits plan of a subsequent employer, (c) any unused vacation that has been earned for all full and partial years of employment shall be paid to Employee, and (d) all Company stock option grants, restricted stock grants or other equity grants held by Employee at the date of termination will immediately vest and such securities, to the extent they are options to purchase equity of the Company, will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee’s employment or two (2) years from the date of termination of employment (collectively, the “Special Termination Payments”).

B.	The Employee shall be designated as a participant in the Company’s 2005 Special Incentive Compensation Plan.
2.	Definitions.

A.	Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(1)	any “person” (as such term is defined in Sections 13(d)(3) and Section 14(d)(3) of the Exchange Act), other than the Company, any majority-owned subsidiary of the Company, any compensation plan of the Company, or any majority-owned subsidiary of the Company, or Berjaya Group (Cayman) Limited or any subsidiary thereof; becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company; or

(2)	if, during the Term (as defined below) of this Agreement, one or more directors are appointed or elected to the Company’s Board of Directors (“Board”) and any of such new directors are not either: (a) appointed to the Board by a vote that includes the affirmative vote approving such director nominee of at least 75% of the directors who are serving on the Board as of the date of this Agreement, or (b) elected to the Board by a vote (or action by written consent) of the requisite percentage of shareholders required to elect such nominees for election to the Board under circumstances where the slate of nominees that is elected to the Board is affirmatively proposed for election to the Board by the affirmative vote of at least 75% of the directors who are serving on the Board at the date of this Agreement, or

(3)	the shareholders of the Company approve (1) a reorganization, merger, or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 30% of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity; (2) a liquidation or dissolution of the Company; or (3) the sale of all or substantially all of the assets of the Company or of a subsidiary of the Company that accounts for more than 66 2/3% of the consolidated revenues of the Company, but not including a reorganization, merger or consolidation of the Company. Notwithstanding the foregoing, the term “Change in Control” shall not include any reorganization or liquidation that occurs under the Bankruptcy Code.
B.	Termination Without Cause. A termination without Cause shall be defined as a termination of Employee’s employment with the Company in a situation which is not deemed a termination for Cause. For purposes of this Agreement, Cause shall be defined to mean (i) Employee’s conduct that would constitute under federal or state law either a felony or a misdemeanor involving moral turpitude, or a determination by the Board that Employee has willfully violated Company policies or procedures involving discrimination, harassment, alcohol or substance abuse, or work place violence causing material injury to the Company, (ii) Employee’s actions or omissions that constitute fraud, dishonesty or gross misconduct, (iii) Employee’s knowing and intentional breach of any fiduciary duty that causes material injury to the Company, or (iv) Employee’s inability to perform his material duties, after reasonable notice and an opportunity to resolve the issues, due to alcohol or other substance abuse. Notice of any termination for Cause shall be given to the Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause. No finding by the Board will prevent the Employee from contesting such determination through appropriate legal proceedings provided that the Employee’s sole remedy shall be to sue for damages, not reinstatement, and damages shall be limited to those that would be paid to the Employee if he had been terminated without Cause. In the event the Company terminates the Employee for Cause, the Company shall only be obligated to continue to pay in the ordinary and normal course of its business to the Employee his accrued but unpaid salary through the termination date, and the Company shall have no further obligations to Employee from and after the date of termination.

C.	Good Reason For purposes of this Agreement, “Good Reason” shall mean a termination by Employee of his employment with the Company after a Change of Control, where the Employee’s termination is based upon a material diminution in the Employee’s role with the Company following the Change in Control or a move of the Company’s headquarters of more than 25 miles from its current location in Pompano Beach, Florida.
3.	Confidentiality; Non-Competition. In the event that Employee’s employment is terminated pursuant to Section 1 hereof and Employee timely receives payment of the Special Termination Payments, Employee agrees that following the termination of Employment:
A.	Employee shall, for so long as such information remains non-public, (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models, or any photographic or other tangible materials containing such information (“Confidential Information”), including, but not limited to, any sales, promotional, or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists; (ii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied, or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates; and (iii) observe all security policies implemented by the Company or any of its subsidiaries or affiliates with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing, the Employee shall not, at any time, libel, defame, ridicule, or otherwise disparage the Company.

B.	Employee shall not, for a period of twelve (12) months following the termination of employment, for any reason, (i) disparage the Company or any of its subsidiaries or affiliates to any supplier or vendor of the Company or any of its subsidiaries or affiliates; or (ii) request or advise any supplier or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such vendor’s business with the Company or any of its subsidiaries or affiliates; and

C.	Employee shall not, for a period of twelve (12) months following the termination of employment, for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.
4.	Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Employee, notices shall be delivered to him at the home address which he has most recently communicated to the Company in writing. In the case of the Company, notices shall be delivered to the Company’s corporate headquarters, and all notices shall be directed to the attention of the Company’s Chief Executive Officer.

5.	No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement upon his termination of employment (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by any earnings or benefits that Employee may receive from any other source.

6.	Modification and Waiver. This Agreement shall not be canceled, rescinded or revoked, nor may any provision of this Agreement be modified, waived or discharged unless the cancellation, rescission, revocation, modification, waiver or discharge is agreed to in writing and signed by Employee and by the President or

Chairman of the Board of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

7.	Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

8.	Headings. The headings of paragraphs and sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

9.	Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

10.	Withholding. All payments made to the Employee shall be made net of any applicable withholding for income taxes and the Employee’s share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.	Litigation; Venue. Any action at law or in equity under this Agreement shall be brought in the courts of Broward County, Florida, and in no other court (whether or not jurisdiction can be established in another court). Each party hereto waives the right to argue that venue is not appropriate in the courts of Broward County, Florida.

12.	Expenses. Company shall reimburse the Employee for all costs and expenses, including legal fees, that the Employee incurs in connection with the enforcement of his rights under this Agreement.

13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Term of Agreement. The term (“Term”) of this Agreement shall commence on the Effective Date of this Agreement and shall automatically expire (unless otherwise extended by the mutual agreement of the parties hereto) on the date that is two years after the Effective Date of this Agreement.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties have executed this Employee Severance Agreement effective on the day and in the year first above written.

ROADHOUSE GRILL, INC.

BY:	/s/ Ayman A. Sabi

Ayman Sabi
President and CEO

EMPLOYEE

/s/ David Foulke

David Foulke

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